                                                                      Exhibit 20

                       CHIEF EXECUTIVE OFFICER'S MESSAGE

Dear Shareholder:

        We are pleased to report net earnings for Century South Banks, Inc. for the first quarter of 2000. Net income for the quarter was $5,029,000 as compared to $4,070,000 for the first quarter of 1999, an increase of 23.6%. Diluted earnings per share were $0.37 for the first quarter of 2000 as compared to $0.30 for the first quarter of 1999. First quarter of 1999 included an after-tax charge of $247,300 related to the acquisition of Independent Bancorp, Inc.

        We continue to be pleased with the results of our company's operations. Total assets at March 31, 2000 were approximately $1,564,332,000. Return on average assets was 1.35% as compared to 1.31% for the period ended March 31, 1999. At March 31, 2000, our reserve for loan losses was 1.46% of total loans outstanding and nonperforming assets as a percentage of total assets were 0.60%.

        Our continued progress enabled us to increase our quarterly cash dividend. The most recent dividend check you received in the amount of $0.13 per share represents an 8.3% increase over the same quarter of 1999 and over the previous quarter's dividend.

        On February 15, 2000, the Company completed the acquisitions of Lanier Bankshares, Inc., Gainesville, Georgia and Haywood Bancshares, Inc. in Waynesville, North Carolina. We welcome them to the Century South Banks, Inc. family and anticipate strong contributions from them in the future.

        We appreciate your continued support of our Company and welcome your comments and questions.

                                        Sincerely,



                                        Joseph W. Evans
                                        President and
                                        Chief Executive Officer

                  Century South Banks, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)


                                                         March 31,   March 31,
                                                           2000        1999
                                                        ----------------------
                                                        (amounts in thousands)
Assets
   Cash and due from banks                              $   49,953  $   50,680
   Federal funds sold                                        9,832      66,520
   Interest-earning deposits in other banks                  2,408       3,139
   Investment securities                                   274,104     186,975
   Loans, net of unearned income                         1,166,424     937,591
   Allowance for loan losses                               (17,023)    (14,440)
   Premises and equipment, net                              33,998      30,096
   Other assets                                             44,636      31,267
                                                        ----------------------
   Total assets                                         $1,564,332  $1,291,828
                                                        ======================

Liabilities
   Noninterest-bearing deposits                         $  163,706  $  151,913
   Interest-bearing deposits                             1,172,236     962,474
   Other short-term borrowings                              15,507      10,110
   Federal Home Loan Bank advances                          43,111      15,584
   Long-term debt                                            5,051         534
   Other liabilities                                        15,689      12,707
                                                        ----------------------
   Total liabilities                                    $1,415,300  $1,153,322
                                                        ----------------------

Shareholders' Equity
   Common stock                                             13,963      13,591
   Additional paid-in capital                               46,398      41,757
   Retained earnings                                        96,850      85,399
   Unearned compensation-restricted stock awards              (648)       (942)
   Common stock in treasury, at cost                        (3,850)     (1,815)
   Accumulated other comprehensive income                   (3,681)        516
                                                        ----------------------
   Total shareholders' equity                              149,032     138,506
                                                        ----------------------
   Total liabilities and shareholders' equity           $1,564,332  $1,291,828
                                                        ======================


CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                                                           Three months ended
                                                                March 31,
                                                             2000       1999*
                                                        ----------------------
                                                        (amounts in thousands,
                                                        except per share data)

   Interest income                                          31,654      26,178
   Interest expense                                         14,014      10,814
                                                           -------------------
   Net interest income                                      17,640      15,364
   Provision for loan losses                                   683         547
   Noninterest income                                        3,329       3,272
   Noninterest expense                                      12,832      11,903
   Income Tax expense                                        2,425       2,116
                                                           -------------------
   Net income                                              $ 5,029       4,070
                                                           ===================

   Weighted average common shares outstanding
      assuming dilution                                     13,686      13,674
   Net income per share assuming dilution                  $  0.37     $  0.30
   Dividends declared per share                            $0.1300     $0.1200


* First quarter of 1999 included an after-tax charge of $247,300 related to the acquisition of Independent Bancorp, Inc.

                                                 CenturySouthbanks
------------------------------------------------------------------
                                                              Inc.

Executive Officers
--------------------------------------------------------------------------------

William H. Anderson, II                                                 Chairman
James A. Faulkner                                                  Vice Chairman
J. Russell Ivie                                                    Vice Chairman
Joseph W. Evans                                                  President & CEO
Tony E. Collins                                   Executive Vice President & CAO
Stephen W. Doughty                          Executive Vice President, CRMO & CFO
J. Thomas Wiley, Jr.                              Executive Vice President & CBO
E. Max Crook                                            Executive Vice President
Sidney J. Wooten                                        Executive Vice President

Directors
--------------------------------------------------------------------------------

William H. Anderson, II, Chairman                       Thomas T. Folger, Jr.
James A. Faulkner, Vice Chairman                        Quill O. Healey
J. Russell Ivie, Vice Chairman                          Frank C. Jones
James R. Balkcom, Jr.                                   John B. McKibbon, III
William L. Chandler                                     E. Paul Stringer
Joseph W. Evans

Affiliates
--------------------------------------------------------------------------------
Century South Bank of Dahlonega                 Century South Bank of Lavonia
60 Main Street West                             10 Silo Lane
Dahlonega, GA 30533                             Lavonia, GA 30553
J. Bronson Lavender, President                  J. Douglas Cleveland, President
706-364-3314                                    706-356-8040

Century South Bank of Ellijay                   Century South Bank of Danielsville
53 Sand Street                                  220 Courthouse Square
Ellijay, GA 30540                               Danielsville, GA 30633
Britt H. Henderson, President                   L. Banister Sexton, President
706-276-3400                                    706-795-2121

Century South Bank of Polk County               Century South Bank of Central Georgia, N.A.
40 Ocoee Street                                 502 Mulberry Street
Copperhill, TN 37317                            Macon, GA 31210
Sidney J. Wooten, Chief Executive Officer       E. Max Crook, Chief Executive Officer
James R. Quintrell, President                   James A. LaHaise, President
423-496-3261                                    912-757-2000

Century South Bank of Northeast Georgia, N.A.   Century South Bank of the Coastal Region, N.A.
455 Jesse Jewell Parkway                        7 East Congress Street
Gainesville, GA 30501                           Savannah, GA 31406
Joseph D. Chipman, President                    Heys E. McMath, III, President
770-535-8000                                    912-232-3800

Century South Bank of Fannin County, N.A.       Century South Bank of Alabama
480 W. First Street                             402 Main Street
Blue Ridge, GA 30513                            Oxford, AL 36203
Steve M. Eaton, President                       Joel B. Carter, President
706-632-2075                                    256-835-1776

Century South Bank of Dawsonville               Century South Bank of the Carolinas
136 Highway 400 South                           370 North Main Street
Dawsonville, Georgia 30534                      Waynesville, NC 28786
Gary L. Evans, President                        John L. Lewis, President
706-216-5050                                    828-456-9092

                       FINANCIAL HIGHLIGHTS (Unaudited)

Selected Balances
--------------------------------------------------------------------------------

                                               As of and for three months
                                                     ended March 31,
                                                   2000         1999*       Percentage Change
                                               ---------------------------------------------
                                                 (amounts in thousands, except per share data)
Loans, net                                       $1,149,401   $  923,150           24.51%
Deposits                                          1,335,942    1,114,387           19.88
Total assets                                      1,564,332    1,291,828           21.09
Shareholders' equity                                149,032      138,506            7.60
Net income                                            5,029        4,070           23.56
Book value per share                                  10.80        10.27            5.16
Net income per share assuming
  dilution                                             0.37         0.30           23.33
Weighted average common shares
  outstanding assuming dilution                      13,686       13,674            0.09
Nonperforming loans                                   6,144        4,213           45.83
Other nonperforming assets                            3,318        4,716          (29.64)

Financial Ratios
--------------------------------------------------------------------------------

Return on average assets                               1.35%        1.31%           3.05%
Return on average shareholders'
  equity                                              13.87        12.02           15.39
Net interest margin (taxable
  equivalent)                                          5.11         5.40           (5.37)
Allowance for loan losses to loans                     1.46         1.54           (5.19)
Nonperforming assets to total assets                   0.60         0.69          (13.04)

*First quarter of 1999 included an after-tax charge of $247,300 related to the acquisition of Independent Bancorp, Inc.

                            SHAREHOLDER INFORMATION

--------------------------------------------------------------------------------
Stock Information
Century South Banks, Inc. ("CSBI") lists its stock for trading on the Nasdaq National Market tier of The Nasdaq Stock Market under the Symbol "CSBI." Market price for the quarter ended March 31, 2000:

     Three month high.....................$25.25
     Three month low......................$20.00
     Closing price........................$21.00

--------------------------------------------------------------------------------
Shareholder Services
Shareholders wishing to change the name or address on their stock, to report lost certificates or to consolidate accounts should contact:

     Registrar and Transfer Company
     Attn: Investor Relations
     10 Commerce Drive
     Cranford, New Jersey 07016
     (800) 368-5948

--------------------------------------------------------------------------------
Dividend Reinvestment Plan/Cash Contributions
Shareholders wishing to automatically reinvest quarterly dividends into Century South Banks, Inc. common stock or make voluntary cash contributions should contact:

     Registrar and Transfer Company
     Attn: Investor Relations
     10 Commerce Drive
     Cranford, New Jersey 07016
     (800) 368-5948

--------------------------------------------------------------------------------
Investors Relations
Shareholders, analysts, and others seeking financial information on Century South Banks, Inc. should contact one of the following:

James A. Faulkner      Susan J. Anderson                     Joseph W. Evans
Vice Chairman          Senior Vice President, Corporate      President & CEO
(706) 864-3915         Controller, Secretary & Treasurer     (678) 624-1366
                       (678) 624-1366